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                                                                    EXHIBIT 99.1


                            ASSET PURCHASE AGREEMENT

        THIS ASSET PURCHASE AGREEMENT (this "Agreement") dated August 10, 2000 is by and among, ARIS UK LIMITED, a Company incorporated in England and Wales ("Aris"), GILAT COMMUNICATIONS LTD. an Israeli corporation ("Gilat"), JOHN BRYCE TRAINING LTD., an Israeli corporation ("JBT "), WINFORD MANAGEMENT LIMITED, a Company incorporated in England and Wales (the "Purchaser") and JOHN BRYCE TRAINING (EUROPE) B.V, a Dutch company ("BV").

                                    RECITALS

        A. WHEREAS, Aris owns a division engaged in designing, developing, producing marketing and delivering Information Technology ("IT") training courses and customized training courseware (collectively, the "Target Business"). The Target Business is an authorized training center for companies; and

        B. WHEREAS, Aris owns one share in the nominal amount of DM 50,000 of Aris GMBH (as defined below), a private Deutsche Company with registered number HRB 5960;

        C. WHEREAS, In consideration for the Purchaser's obligations hereunder, Aris desires to sell and transfer to (a) Purchaser substantially all of its assets relating to the Target Business, and (b) BV its share in Aris GMBH ("GMBH Share") (collectively, the "Transfer");

        D. WHEREAS, The Purchaser desires to purchase substantially all of Aris' assets relating to the Target Business and BV desires to purchase the GMBH Share; and

        E. WHEREAS, The Parties are aware that the sale of the GMBH Share and this Agreement shall become effective only upon notarisation of the Deed of Transfer (as defined below) assigning the GMBH Share to BV.

        NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained and intending to be legally bound hereby, Aris, Gilat, JBT, BV and Purchaser hereby agree as follows:

DEFINITIONS:

As used in this Agreement (including without limitation the Recitals, the Schedules and the Exhibits) the following terms shall (where the context so permits or requires) have the following respective meanings:

"AFFILIATE" means any associated, affiliated and/or related company of any party hereto;

"ANCILLIARY AGREEMENTS" shall mean any and all agreements related to this Agreement, the Transfer and/or any of the transactions contemplated hereby or thereby (including without limitation the Registration Rights Agreement, the Deed of Transfer, the GSA Service Agreement and the Trademark Agreement) entered into on the date hereof;

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"ARIS GMBH" or "THE COMPANY" shall mean Aris Computer Services GmbH, Heidelberg
HRB 5960;

"ARIS CORPORATION" shall mean the parent company of Aris;

"ASSIGNED EMPLOYEES" OR "TARGET BUSINESS EMPLOYEES" shall mean the employees assigned to the Target Business as at the Effective Date;

"ASSIGNED MANAGEMENT EMPLOYEES" shall have the meaning set out in Schedule 3.12(A)(a)(i);

"ASSIGNED TRAINERS" shall have the meaning set out in Schedule 3.12(A)(a)(ii);

"AUTHORIZATIONS" shall mean any and all transferable franchises, licenses, permits, certifications and other authorizations of any kind whatsoever to the extent that the same form part of the Transferred Assets;

"AUTOMOBILE LEASES" shall mean those automobile leases specified in Schedule 3.10(d);

"CLOSING" shall mean the closing of the sale and purchase of the Transferred Assets and the GMBH Share in accordance with this Agreement and the Deed of Transfer;

"DEED OF TRANSFER" means the notarial deed and assignment agreement to be entered into between Aris and BV in relation to the transfer "in rem" of the GmbH Share;

"EFFECTIVE DATE" means 00.01 hours British  Summer Time on 1 August 2000;

"EXCLUDED ASSETS" shall mean those assets described in EXHIBIT A;

"FINAL SETTLEMENT DATE" means 15 September 2000;

"GERMAN LEASE" means the real property lease made between GEG
Grundstueckverwaltungsgesellschaft MBH and Co (1) and Aris GMBH (2) dated with effect from 1st June 1998;

"GMBH SHARE" shall have the meaning ascribed to it in Recital C;

"GSA SERVICE AGREEMENT" shall mean the services agreement to be entered into between Aris Corporation and Aris GmbH on the date hereof;

"LEASED PROPERTY" shall have the meaning set forth in Schedule 3.8(b);

"LICENSED COURSEWARE" means the Crystal Reports (V8) two day introductory course notes and the Crystal Reports V8.0 training manual;

"LOAN" shall mean the loan granted by Aris to Aris GmbH for approximately DM 2,083,340.67, which has accumulated since the incorporation of Aris GmbH on 9 April 1998;

"MATERIAL SOLD COURSEWARE" shall mean the Sold Courseware described in EXHIBIT
B;

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"NETCISIVE COURSEWARE" shall mean any or all courseware developed at any time by
Netcisive Inc. for use in internet delivery;

"PARTIES" shall mean each one of Aris, Gilat, Purchaser, BV and JBT;

"REGISTRATION RIGHTS AGREEMENT" means the registration rights agreement to be entered into between Aris and Gilat on the date hereof;

"RETAINED BUSINESS" shall mean collectively (a) any and/or all business(es) of Aris as at the Effective Date with the exception only of the Target Business, and (b) any and/or all assets (including without limitation the Excluded Assets) and liabilities of Aris as at the Effective Date, with the exception only of the Transferred Assets and the Assumed Liabilities, as both are defined in this Agreement;

"SOLD COURSEWARE" means any and all courseware described in Section 1.1.1(iv);

"SOLD COURSEWARE MATERIALS" means training, materials, student manuals, student handouts and any other class and student materials relating to the Sold Courseware;

"SQUIRE, SANDERS & DEMPSEY" means Squire, Sanders & Dempsey of Royex House, Aldermanbury Square, London EC2V 7HR;

"TARGET BUSINESS" shall have the meaning ascribed to it in Recital A;

"TRADEMARK AGREEMENT" shall mean the trademark agreement to be entered into between Aris Corporation and the Purchaser on the date hereof;

"TRANSFER" shall have the meaning ascribed to it in Recital C;

"TRUST AMOUNT" means the sum of four hundred and twenty six thousand pounds sterling ((Pound Sterling) 426,000);

"VAT RECORDS" means such records relating to the Target Business as are required to be preserved after Closing pursuant to the provisions of paragraph 6,
Schedule 11 Value Added Tax Act 1994; and

"WEBPAGES" shall mean those pages of the website "www.uk.aris.com" which relate solely to the Target Business and which are owned by Aris Corporation as at the Effective Date.

                                    ARTICLE 1

                           PURCHASE AND SALE OF ASSETS

        SECTION 1.1. Transfer of Assets by Aris.

        1.1.1 Upon the terms and subject to the conditions of this Agreement, Purchaser agrees to purchase from Aris and Aris agrees to sell to Purchaser with effect from the Effective Date, free and clear of all liens, claims, encumbrances, security interests, options, charges and restrictions of any kind, all of the assets, properties, rights, licenses, permits, contracts, causes of

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action, claims and operations of the Target Business of every kind and description (whether tangible or intangible, real, personal or mixed) owned and used by Aris in the conduct of the Target Business in the ordinary course as at the Effective Date (collectively, the "Transferred Assets"); provided however, that the Transferred Assets shall:

      (i) subject to Sections 1.1.1(ii) to 1.1.1(vi) inclusive below, include without limitation all right, title and interest in the Target Business owned by Aris as at the Effective Date;

      (ii)  not include any and/or all of the Excluded Assets;

      (iii) include the Authorizations with effect from Closing and not with effect from the Effective Date;

      (iv) include courseware only to the extent that the same was (x) owned and used by Aris in the conduct of the Target Business in the ordinary course as at the Effective Date and (y) developed in the United Kingdom solely by the Target Business, including without limitation the Material Sold Courseware (but excluding for the avoidance of doubt and without prejudice to the provisions of EXHIBIT A the Licensed Courseware and any and all "on-line" e-commerce courseware developed at any time by Netcisive Inc.). The courseware forming part of the Transferred Assets pursuant to this
            Section 1.1.1(iv) shall constitute the "Sold Courseware" as defined;

      (v)   include the automobiles identified as "Owned Cars" in EXHIBIT C; and

      (vi) not include the GMBH Share, which shall be sold and transferred to BV at Closing pursuant to Section 1.1.4.

        1.1.2 All Transferred Assets shall be transferred in good working order and in such condition capable of being used in its regular course including without limitation the following assets:

      (a) all equipment, equipment assigned to Assigned Management Employees and/or to any Assigned Employees at Aris' premises at Wolsey Hall, Oxford, inventories, furniture, office equipment, computer hardware, communications equipment and other tangible property (and interests in any of the foregoing), including any of the foregoing that are subject to capital leases;

      (b) all contracts, agreements, options and leases of the Target Business as at the Effective Date including without limitation the Leased Property and the Automobile Leases;

      (c) all licenses, sales and purchase orders, commitments and other instruments of any kind, whether written or oral, to which the Target Business is a party as at the Effective Date, including the Scheduled Contracts (collectively, the "Contracts");

      (d) all rights, claims, credits, causes of action or rights of set-off against third parties, whether liquidated or unliquidated, fixed or contingent;

      (e) all transferable franchises, licenses, permits or other authorizations issued or granted by any governmental authority that are owned and used by Aris in the conduct of the Target Business in the ordinary course as at the Effective Date;

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      (f)   all books, records (excluding the VAT Records and records relating to PAYE and national insurance contributions in respect of the Target Business), files and papers of the Target Business, whether in hard copy or computer format, including invoices, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present and former suppliers, personnel and employment records of present and, to the extent lawful, former employees, service providers, trainers, lecturers, sub-contractors and free-lancers and documentation developed or used for accounting, marketing or any other purpose related to the conduct of the Target Business at any time prior to the Effective Date;

      (g) all lists of present customers, former customers and known potential customers of the Target Business as at the Effective Date; and

      (h) all goodwill associated with the Target Business or the Transferred Assets as at the Effective Date.

        1.1.3 Aris shall procure that Aris Corporation shall assign to the Purchaser with effect from the Effective Date all its right, title and interest in and to the copyright in the Webpages pursuant to the Trademark Agreement.

        1.1.4 In addition, Aris shall transfer to BV the GMBH Share with effect from Closing.

        1.1.5

        (a) Subject to Section 1.1.5(b)(y) below, any and all obligations and liabilities of Aris GmbH prior to Closing not recorded on the balance sheet as of the Closing Date to be prepared by Aris in accordance with applicable GAAP and delivered to BV on or before the Final Settlement Date, are the responsibility of Aris (the "Unrecorded Liabilities").

        (b) BV shall procure that all assets of Aris GmbH as at Closing less all current obligations and liabilities of Aris GmbH as at Closing (in accordance with applicable GAAP rules) are transferred to and shall belong to Aris; provided however, that (x) the fixed assets of Aris GmbH shall be retained by Aris GmbH, (y) for the avoidance of doubt and without prejudice to the final paragraph of this Section 1.1.5, BV shall procure that Aris GmbH shall retain and pay any and all liabilities arising out of or in connection with the German Lease and/or any and all operating and/or capital leases for cars, equipment, furniture and/or fixtures used in the business of Aris GmbH with effect from the Effective Date, whether or not the same are recorded as liabilities of Aris GmbH as at the Effective Date; and (z) Aris shall be entitled to manage, control and otherwise deal with any and all matters arising at any time in relation to the Unrecorded Liabilities in its sole discretion and BV shall, and shall procure that Aris GmbH shall, do all such acts and/or things as Aris may reasonably require in relation to the management and/or control of, and/or any dealings in, the Unrecorded Liabilities.

        BV shall procure that:

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        (i)    within 30 days following Closing all cash of Aris GmbH is used to pay recorded accounts payable, accrued payroll, any accrued net VAT obligations and accrued expenses, including without limitation a reasonable accrual and deposit of German federal tax liability due as at the Effective Date and the remainder of cash shall be remitted in full to Aris in full or partial satisfaction (as the case may be) of the Loan; and

        (ii)   for the period of one year immediately following Closing:

                 - work in progress as at the Closing Date is invoiced as
                   accounts receivable in the ordinary course of business;

                 - accounts receivable as at the Closing Date together with accounts receivable arising from invoicing of work in progress arising in the ordinary course of business are collected in the normal course of business and the proceeds as received from collection of the receivables shall be remitted to Aris in full or partial satisfaction (as the case may be) of the Loan; and

                 - Aris shall receive (within ten business days after the end of each calendar month during and at the end of such one year period) monthly statements setting out full details of all amounts paid and received by Aris GmbH.

        (iii) As at July 31, 2001, in the event that collections of accounts receivable collected on behalf of Aris and remitted to Aris hereunder are not sufficient to entirely satisfy the Loan, Aris shall forgive the remaining balance of the Loan or, at the option of BV, assign the remaining balance of the Loan to BV. In the event that the proceeds from collection of such accounts receivable payable to Aris hereunder are in excess of the balance of the Loan, the excess cash shall be remitted to Aris, as received, not later than 30 days following receipt.

         For the purposes of this Section 1.1.5, "work in progress" shall mean any work performed by Aris before the Effective Date in respect of which an invoice has not been issued.

         For the avoidance of doubt, any and all revenues, expenses, assets and/or liabilities of Aris GmbH with effect from the Effective Date, whether arising from operation of the business or otherwise shall be owned by, and shall be the sole responsibility of, Aris GmbH.

SECTION 1.2 Deferred Income and Prepaid Expenses.

1.2.1 All prepayments paid to Aris prior to the Effective Date in respect of training courses or services of the Target Business shall belong to Aris to the extent that they relate to courses or services, or portions thereof, delivered before the Effective Date and, to the extent that they relate to courses or services, or portions thereof, to be delivered after the Effective Date, shall belong to

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the Purchaser. In the event that Aris has received any prepayment for any course or service that is delivered (in whole or in part) after the Effective Date, the rateable portion of the payment attributed to the post-Effective Date period shall belong to the Purchaser and the rateable portion of the payment attributed to the pre-Effective Date period shall belong to Aris.

        1.2.1.1 In respect of the foregoing, upon the Final Settlement Date, Aris shall provide the Purchaser with a report in the form attached hereto as Schedule 1.2 (a) (the "Report"), containing the courses to be delivered, in part or in full, after the Effective Date. The Report shall include the details of the Deferred Income, the Uncompleted Portions and the Undelivered Courses (in each case as defined below). For the purposes of this Agreement, "Deferred Income" means all cash payments received by Aris up to the Effective Date in respect of: (i) the portion of the training courses or services in progress which were or remain to be completed after the Effective Date ("Uncompleted Portions"); and (ii) training courses or services which were or remain to be delivered to customers after the Effective Date ("Undelivered Courses).

        1.2.1.2 As soon as reasonably practicable after Closing, Aris shall notify by written notice all customers that have been issued an invoice which relates to Uncompleted Portions and/or Undelivered Courses, that effective as of the Effective Date, the invoices have been assigned to the Purchaser and that all payments due and payable thereafter shall be made directly to the Purchaser, pursuant to the Purchaser's instructions.

        1.2.1.3 The Purchaser shall account to HM Customs & Excise for all amounts in respect of value added tax which relate to supplies made by Aris in the ordinary course of the Target Business up to the Closing Date and for which Aris has not yet accounted to HM Customs & Excise. The Purchaser shall account to HM Customs & Excise for such amounts within five business days of such amounts being due for payment to HM Customs & Excise by Aris.

        1.2.1.4 To the extent that the Purchaser does not so account for such amounts in respect of value added tax to HM Customs & Excise, then the Purchaser shall indemnify Aris for all such amounts together with any interest and/or penalties. In addition, the Purchaser shall in any event indemnify Aris for all irrecoverable input value added tax of Aris relating to the Target Business up to the Closing Date.

        1.2.1.5 The Purchaser shall pay to Aris all such amounts as referred to in 1.2.1.4 together with any amounts in respect of interest and penalties forthwith or, in the case of irrecoverable value added tax, within five business days of Aris having suffered such irrecoverable value added tax.

1.2.2 All prepaid expenses made by Aris prior to the Effective Date in respect of pre-paid rent and service charge and all other obligations Aris has under the Leased Property Agreement, the Automobile Leases, insurance and other prepaid expenses ("Prepaid Expenses") all in connection with the period after the Effective Date (with the exception only of the Deferred Income in respect of training courses, which shall be dealt with in accordance with Sections 1.2.1.1-1.2.1.5 above) shall be apportioned between Aris and the Purchaser in proportion to the relevant periods

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before and after the Effective Date. As soon as reasonably practicable after
Closing, Aris shall provide the Purchaser with a report setting out in reasonable detail the calculation of such Prepaid Expenses.

SECTION 1.3. Assumption of Liabilities.

1.3.1 Upon the terms and subject to the conditions of this Agreement, the Purchaser agrees to assume and perform the following obligations and liabilities (the "Assumed Liabilities") of or relating to the Target Business from the Effective Date and thereafter:

(a) all obligations of Aris relating to the Leased Property, the Automobile Leases and the automobiles identified as "Owned Cars" in Exhibit C;

(b) subject to the provisions of Section 1.2 above, all obligations relating to any and all training courses to the extent not delivered in whole or in part as at the Effective Date;

(c) all liabilities and/or obligations of Aris arising out of or in connection with any and/or all customer and/or supplier contracts of the Target Business forming (in whole or in part) part of the Transferred Assets, including without limitation, any and all supplier contracts relating to mobile phones provided as a benefit by Aris to Assigned Employees;

(d) all obligations of Aris to the Assigned Employees, including without limitation the burden of the loyalty letters and change of control agreements sent to certain Assigned Management Employees in June 2000 a copy of which is attached herewith as Schedule 1.3(d); the burden of the stay bonuses in respect of such loyalty letters and change of control agreements not being more than three hundred and fifty thousand pounds sterling ((Pound Sterling) 350,000);

(e) any and all debts, liabilities and obligations of or relating to the Target Business and/or the Transferred Assets assumed, incurred and/or otherwise relating to the period, after the Effective Date.

        1.3.2 For the avoidance of doubt, and notwithstanding anything to the contrary contained in the Deed of Transfer, BV shall indemnify Aris and keep Aris at all times fully and effectively indemnified in respect of any and all losses, damages, claims, liabilities, demands, costs and/or expenses of any kind whatsoever suffered or incurred at any time by Aris arising out of or in connection with the Loan to the extent that Aris is required to pay any amount(s) equal to all or any part or parts of the Loan to Aris GmbH as a result of the Loan being deemed equity of Aris GmbH in any insolvency and/or similar proceedings and/or circumstances); provided however, that BV shall only be required to indemnify Aris under this Section 1.3.2 up to an amount equal to the total amount of the Loan for a period of six months after the Effective Date as the result of a cause of action which is brought in respect of any insolvency and/or similar proceedings and/or circumstances under German law. For the avoidance of doubt, it is hereby agreed as between the parties that the Loan is an intra-company loan and is not a capital contribution.

        SECTION 1.4. Novation of Contracts and Rights.

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        1.4.1 Subject always to the provisions of Section 1.4.2 below, all contracts (not being leases with respect to the Leased Property) forming part of the Transferred Assets shall be novated in a manner reasonably required by the Purchaser in accordance with the following provisions ("Novated Assets"):

(a) with effect from the Effective Date until the Novated Assets have been fully and effectively assigned or novated in favor of the Purchaser, Aris shall hold the Novated Assets as a nominee for the Purchaser, and at the request of the Purchaser, execute and deliver to the Purchaser a declaration of trust in the form required by the Purchaser;

(b) not at any time create or agree to create any encumbrance over any or all such Novated Assets;

(c) subject always to the provisions of Section 1.2 and 1.6 of this Agreement, to the extent that any payment which may be due to the Purchaser hereunder is made after the Effective Date to Aris in respect of any such Novated Assets relating to any period after the Closing or otherwise relating to any payment due to the Purchaser, Aris shall receive the same as trustee for the Purchaser and Aris shall remit such payment to the Purchaser within three (3) business days after receipt;

                In such circumstances, Aris shall make such payments to the Purchaser together with any amounts representing value added tax received with them;

(d) until completion of the assignment or novation of the Novated Asset(s) in question to the Purchaser, Aris shall deal with any and all such Novated Assets and any rights and benefits in connection therewith as the Purchaser may in its reasonable discretion direct (including without limitation enforcing any rights in respect of any of the Novated Assets); and

(e) subject to Section 10.1(D), the Purchaser shall indemnify and at all times keep Aris fully and effectively indemnified against any and all liabilities, losses, claims, demands, damages, costs and/or expenses suffered or incurred by Aris at any time arising out of or in connection with the Novated Assets and/or the provisions of this Section 1.4.1; provided however, that the Purchaser shall not be liable to indemnify Aris under this Section 1.4.1(e) in respect of any liabilities, losses, claims, demands, damages, costs and/or expenses suffered or incurred by Aris arising as a result of any gross misconduct on the part of Aris.

        1.4.2 For the avoidance of doubt, the provisions of Section 1.4.1 shall apply only to the benefit (subject to the burden) of that portion of the contracts in question which relates to the Target Business and such contracts shall only be novated in favour of the Purchaser to the extent that they relate to the Target Business and not otherwise. The Purchaser and Aris shall procure that any novation agreement which is entered into in relation to any such contract shall provide that:

   (a) with effect from the Effective Date the Purchaser shall assume the burden of, and any and all obligations and liabilities in respect of, the contract in question only to the extent that it relates to the Target Business and that Aris shall not be liable to the Purchaser or any third party for such burden and/or for any such obligations and/or liabilities; and

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   (b)  Aris shall assume the burden of, and any and all obligations and liabilities in respect of, the contract in question only to the extent that it relates to the Retained Business and that the Purchaser shall not be liable to Aris or any third party for such burden and/or for any such obligations and/or liabilities.

        Aris and the Purchaser shall indemnify each other accordingly.

        SECTION 1.5. Purchase Price. In consideration for the sale and transfer of the GMBH Share to BV and the sale and transfer to Purchaser of the Transferred Assets hereunder, in addition to Purchaser's assumption of the Assumed Liabilities:

   (a) the Purchaser shall pay Aris on the Closing a cash sum of two hundred thousand US dollars (US$200,000) and a cash sum of four million and ten thousand eight hundred and seventy two pounds sterling and thirty nine pence ((Pound Sterling) 4,010,872.39) such four million and ten thousand eight hundred and seventy two pounds sterling and thirty nine pence ((Pound Sterling) 4,010,872.39) to be transferred by wire transfer to the pounds sterling client account of Squire, Sanders & Dempsey (the "Account") and to be treated as follows: (i) a cash sum of three million five hundred and eighty four thousand eight hundred and seventy two pounds sterling and thirty nine pence ((Pound Sterling) 3,584,872.39) which shall be dealt with in the sole discretion of Aris; and (ii) a cash sum equal to the Trust Amount) which shall be dealt with in accordance with Section 1.6;

   (b) Gilat shall allot and issue two hundred and ninety five thousand four hundred and fifty four (295,454) ordinary shares of Gilat (the "Shares") to Aris at Closing and shall procure that its register of members is fully written up on the Closing Date to reflect such allotment and issuance of Shares to Aris;

   (c) The cash amounts and the Shares to be delivered to Aris in accordance with Sections 1.5(a) and (b) are referred to collectively hereinafter as the "Purchase Price"; and

   (d) On or before the seventh business day after Closing, Gilat shall procure that its American Stock Transfer Agent shall deliver to Aris without condition an original share certificate in respect of the Shares or shall procure that its legal counsel, Kleinhendler & Halevy, delivers to Squire Sanders & Dempsey a written undertaking in a form reasonably acceptable to Squire Sanders & Dempsey confirming that such share certificate is being held by Kleinhendler & Halevy and will be dispatched immediately to Aris by international overnight courier; provided however, that if for any reason Gilat fails to procure the delivery of such share certificate to Aris in accordance with this
        Section 1.5(d) and/or to procure the delivery of such undertaking to Squire, Sanders & Dempsey on or before the seventh business day after Closing, then without prejudice to any other right or remedy available to Aris under this Agreement, any Ancilliary Agreement(s) or otherwise:

        (i) Aris shall be entitled in its sole discretion by giving written notice to the other parties to this Agreement to rescind this Agreement and/or any Ancilliary Agreements forthwith;

        (ii) Aris shall be entitled in its sole discretion to procure the recision forthwith of any Ancilliary Agreements to which Aris is not a party;

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        (iii) Gilat shall indemnify Aris and keep Aris at all times fully and effectively indemnified against any and all losses, claims, demands, damages, liabilities, costs and/or expenses of any kind whatsoever suffered or incurred by Aris and/or any of its Affiliates arising out of or in connection with (x) the termination of this Agreement and//or any Ancilliary Agreements and/or (y) Gilat's failure to deliver such share certificate to Aris; and

        (iv) if this Agreement is rescinded in accordance with this Section 1.5(d), then the Purchaser, BV, Gilat and JBT shall each do (and/or procure to be done) all acts and/or things and shall execute and deliver (and/or procure to be executed and delivered) all deeds and/or documents necessary or desirable forthwith to transfer the Target Business and the Transferred Assets back to Aris.

        SECTION 1.6.

        (a) For the period beginning on 31 July 2000 and ending on the Closing Date (the "Term") Aris and the Purchaser shall apportion revenues receivable in respect of Uncompleted Portions ("Revenues") and the operating costs of the Target Business in the ordinary course ("Operating Costs") on the basis set out in this section 1.6. Aris shall be entitled to all Revenues and shall be responsible for all Operating Costs up to and including 31 July 2000 and the Purchaser shall be entitled to all Revenues and shall be responsible for all Operating Costs on and after the Effective Date. No invoices shall be rendered or paid by either party in respect of the Target Business during the Term. Invoices shall be prepared by the Purchaser after the Closing Date for courses and services provided during the Term.

        (b) As soon as reasonably practicable after Closing but not later than the Final Settlement Date a report shall be prepared by the Purchaser specifying the Revenues and Operating Costs in respect of the Term and each of Aris' and the Purchaser's respective interests in such Revenues and Operating Costs. In the event that the Operating Costs during the Term shall be greater than the Revenues during the Term, Aris shall pay to the Purchaser the rateable portion of the amount by which such Revenues fall short of such Operating Costs. In the event that the Operating Costs shall be less than the Revenues during the Term, the Purchaser shall reimburse to Aris the rateable portion of the amount by which such Revenues exceed such Operating Costs. The Operating Costs shall exclude the cost of services provided by Aris in respect of the support of IT maintenance and other transitional costs agreed to be provided by Aris and reimbursed by the Purchaser pursuant to this Agreement.

        (c) In addition to the payments to be made pursuant to section 1.6 (b), Aris shall remit to the Purchaser any monies received by Aris in respect of invoices assigned to the Purchaser at Closing pursuant section 1.2.1.2. In the event that the Trust Amount shall be less than the Deferred Income (the "Shortfall"), Aris shall pay such Shortfall to the Purchaser and shall procure that the Trust Amount is transferred to the Purchaser. In the event that the Trust Amount is more than the Deferred Income (the "Excess"), Aris shall procure that the Excess shall be remitted from the Trust Amount to Aris and the Purchaser shall receive the balance of the Trust Amount. If the Deferred Income is equal to the Trust Amount, Aris shall procure that the Trust Amount is transferred to the Purchaser. Any Trust Amount transferred shall be transferred with accrued interest calculated on a pro-rata basis

        (d) The amount due to Aris or the Purchaser pursuant to this section 1.6 (as applicable) shall be remitted by the relevant party within 10 days of the agreement of the report referred to in section 1.6(a), but in no event later than September 25, 2000.

        (e) After Closing, the Purchaser shall use all reasonable endeavors to collect all unpaid invoices assigned pursuant to section 1.2.1.2, within ninety
(90) days from the date of completion of the services in question. In the event that the Purchaser (having complied with this Section 1.6(e)) shall not successfully collect all payments due pursuant to such invoices, Aris shall (provided always that the services in question have been fully performed in all respects by the Purchaser in accordance with the Purchaser's obligations relating thereto) reimburse the Purchaser for any such invoices which remain uncollected within 14 days of receipt of Purchaser's undisputed report detailing such uncollected invoices and such invoices shall (at the request of Aris) immediately be transferred by the Purchaser to Aris. If at any time the Purchaser receives any cash amount in respect of any invoice which Aris has reimbursed to the Purchaser under this Section 1.6(e), the Purchaser will account to Aris for such cash amount within two business days.

        (f) In the event that after the Final Settlement Date Aris receives any additional cash amount (including for the avoidance of doubt amounts in respect of value added tax) which according to Section 1.6 and 1.2.1.1-1.2.1.5 constitute amounts due to the Purchaser, Aris shall immediately transfer such amount to the Purchaser.

        (g) In the event that after the Final Settlement Date the Purchaser receives any additional cash amount (including for the avoidance of doubt amounts in respect of value added tax) which according to Section 1.6 and 1.2.1.1-1.2.1.5 constitute amounts due to Aris, the Purchaser shall immediately transfer such amount to Aris (save for any amount in respect of value added tax) and shall immediately transfer any amount in respect of value added tax (to the extent that it has not already done so) to HM Customs & Excise. If however Aris has previously accounted for such value added tax to HM Customs & Excise, then the Purchaser shall not pay such amounts in respect of value added tax to HM Customs & Excise but shall instead pay any such amounts to Aris. For the avoidance of doubt and without limitation, the Purchaser shall transfer to Aris in accordance with this Section 1.6(g) any payments the Purchaser may receive in respect of invoices that have been assigned to the Purchaser to the extent that such payments relate to courses or services delivered before the Effective Date.

        SECTION 1.7. Allocation of Purchase Price. On or before the Final Settlement Date, the parties shall mutually agree on an allocation of the aggregate of the Purchase Price and the Assumed Liabilities among the Transferred Assets and the GMBH Share in accordance with applicable tax laws (the "Tax Laws"); provided however, that for the avoidance of doubt, it is hereby agreed that eight hundred and ninety four thousand pounds sterling ((Pound Sterling) 894,000) of the Purchase Price shall be allocated to the repayment by Aris of the intercompany loan between Aris and Aris Corporation (the "Intercompany Loan Allocation") and that one million, four hundred and twenty two thousand four hundred and fifty pounds sterling ((Pound Sterling) 1,422,450) of the Purchase Price shall be allocated to the payment of trade creditors of Aris (the "Trade Creditors Allocation"); and further provided however, that prior to the Final Settlement Date the Purchaser shall have the right to object to any allocation which would have a disadvantageous tax or accounting effect on the Purchaser. All such mutually agreed-to allocations shall be used by each party in preparing any filings required pursuant to the Tax Laws and all relevant income and franchise tax returns. None of the Parties will take any position before any taxing authority or in any judicial proceeding that is inconsistent with such mutually agreed-to allocations.

In such event that the Parties shall not come to a mutual agreement relating the allocation of the Purchase Price, the Parties shall appoint both the General Managing Partner of Price Waterhouse Coopers in Israel and England (together, the "GMP") to act as joint arbitrators between the Parties, or to assign a mutually acceptable arbitrator. The Parties shall procure that GMP (or such mutually acceptable arbitrator) uses its best endeavours to resolve the allocation of the Purchase Price in a manner which is mutually acceptable to all Parties. Any decision made by the GMP or the acting arbitrator shall be final and binding upon the Parties.

        SECTION 1.8 Assignment of Property Leases. Aris and the Purchaser agree to comply with the obligations set out in the Property Schedule attached hereto as Exhibit D, the Option Schedule attached hereto as Exhibit E and the Telephone House Indemnity Schedule attached hereto as Exhibit F, in respect of the Leased Property.

        SECTION 1.9 Coventry Property. The Parties acknowledge that the assured shorthold tenancy agreement dated 15 May 2000 made between Mrs. F Gilbert (1) and Aris UK Limited (2) for 51 Crossway Road, Finham, Coventry, (the "Tenancy") is not capable of assignment to the Purchaser. Aris hereby agrees not to terminate the Tenancy and will continue to pay the rent under the agreement for the remainder of the term, provided that the Purchaser shall reimburse Aris fully for such rental payments for the period from the Effective Date until the end of the Tenancy term, three days before each rental payment is due, together with any value added tax charged thereon. The Purchaser shall indemnify Aris for any direct loss, damage or liability incurred by Aris under the Tenancy from the Effective Date until the end of the term of the Tenancy, resulting from damage caused by the Purchaser or the occupiers on its behalf; provided, further, that Mrs. Gilbert will not prohibit the occupancy by the Purchaser and/or the occupiers on its behalf, due to the Transfer.

                                    SECTION 2

                                     CLOSING

        SECTION 2.1 Save as regards to the Leased Property which shall be governed by the Property Schedule attached as EXHIBIT D, Closing will take place no later than August 10, 2000 (the "Closing Date"), unless another time or date is agreed to in writing by the parties hereto.

        SECTION 2.2. The Purchaser shall procure that on or within seven (7) days after Closing Hugh Simpson-Wells shall assign to Aris Corporation all rights and title to the domain names ariseducation.com and ariseducation.co.uk as at the Closing.

        SECTION 2.3. The Purchaser shall procure that on or before the third anniversary of the Effective Date, the name of Aris GmbH shall be changed so that neither the name "Aris" nor any name confusingly similar to the name "Aris" is included in the corporate name of Aris GmbH.

                                    ARTICLE 3

                     REPRESENTATIONS AND WARRANTIES OF ARIS

Aris hereby represents and warrants to Purchaser, BV and JBT as follows.

Each of the warranties means the representations and warranties set out in Articles 3 and 3A and is given subject to the matters fairly disclosed in the Schedules to this Agreement. Each disclosure contained in the Schedules to this Agreement is to be treated as a disclosure against each and any of the warranties to which it is capable of applying. For the avoidance of doubt, the warranties do not relate, in any matter whatsoever, to the Excluded Assets and/or the Retained Business. Each of the warranties in Article 3 is given as at the Effective Date. Each of the warranties in Article 3A is given as at Closing.

        SECTION 3.1. Organization and Good Standing of Aris. Aris is a Limited Company duly organized and validly existing under the laws of the England and Wales. Aris has all requisite corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to carry on its Target Business as presently conducted other than such franchises, licenses, permits, authorizations and approvals, the lack of which would not have a material adverse effect on the financial condition or results of operations of the Target Business. Aris is duly qualified and in good standing to do Target Business in the jurisdictions in which the nature of its Target Business or the ownership, leasing or holding of its properties makes such qualification necessary.

        SECTION 3.2. Authority. Aris has all requisite corporate power and authority to execute and deliver this Agreement and each agreement and document contemplated by this Agreement to be executed by Aris and to consummate the transactions contemplated hereby and thereby. All necessary corporate action required to have been taken by or on behalf of Aris by applicable law or its Charter Documents (as defined hereto) has been taken to authorize (a) the approval, execution and delivery on behalf of Aris of this Agreement and each agreement and document contemplated by this Agreement to be executed by Aris and
(b) the performance by Aris of its obligations under this Agreement and each agreement and document contemplated by this Agreement to be executed by Aris and the consummation of the transactions contemplated hereby and thereby. This Agreement and each agreement and document contemplated by this Agreement to be executed by Aris constitutes a valid and binding agreement of Aris, enforceable against it in accordance with its terms,

        SECTION 3.3. No Breach. The execution and delivery of this Agreement and each agreement and document contemplated by this Agreement to be executed by Aris do not, and the consummation of the transactions to which Aris is a party contemplated hereby and thereby will not, (a) violate or conflict with the Articles of Association and Memorandum of Association (the "Charter Documents) of Aris or (b) except as set forth on Schedule 3.3, constitute a material breach or default or give rise to any lien, third-party right of termination, cancellation, material modification or acceleration under any of the Contracts, or violate or conflict with any law, rule or regulation to which it or any material portion of its assets is subject, except any such breach, default, third-party right, violation or conflict which would not have a material adverse effect on the Target Business.

        SECTION 3.4. Governmental Consents and Approvals. Except as set forth at
Schedule 3.4, neither the execution and delivery of this Agreement and each agreement and document contemplated by this Agreement to be executed by Aris nor the consummation of the transactions to which Aris is a party contemplated hereby or thereby will require any consent, approval, authorization or permit of, or filing with or notification to, any federal, state or foreign governmental or regulatory authority, except for where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification would not have a material adverse effect on the Target Business.

        SECTION 3.5. Title to Transferred Assets. Except as set forth at
Schedule 3.5, and except for the Excluded Assets upon consummation of the transactions contemplated by this Agreement, Aris will have sold, assigned, transferred and conveyed to Purchaser, free and clear of all liens, claims, encumbrances, security interests, options, charges and restrictions of any kind, all of the Transferred Assets, which (a) constitute all of the properties and assets now owned by Aris in connection with the Target Business and (b) are necessary to carry on the Target Business and operations of the Target Business after the Closing Date in substantially the same manner as presently conducted by Aris.

        SECTION 3.6. Financial Statements. Attached as Schedule 3.6(i) are the following financial statements: (i) company prepared financial statements as of December 31, 1999; (ii) company prepared Aris UK Education Statement of Income for the three months ended June 30, 2000; and the company prepared Aris UK Consolidated Education income statement for the three months ended 31 March 2000 (together, the "Financial Statements"). Other than as set forth in the Exhibits and Schedules hereto, the Target Business has no liabilities, debts or obligations, whether absolute, accrued or contingent, other than liabilities reflected or reserved against in the Financial Statements. Except as set forth in Schedule 3.6(ii), since June 30, 2000, the Target Business has been operating in the ordinary and usual course of business, and there has not been:

(a) any material change in the assets, liabilities, condition (financial or otherwise) or business of the Target Business from that reflected in the Financial Statements;

(b) any damage, destruction or loss, whether or not covered by insurance, materially affecting the business of the Target Business as such business is presently conducted and proposed to be conducted;

(c) any waiver by the Target Business of a valuable right or of a material debt owed to it;

(d) any material satisfaction or discharge of any lien or encumbrance by the Target Business;

(e) any material change or amendment to a contract or arrangement by which the Target Business or any of its assets is bound or subject;

(f) any material change in any compensation arrangement or agreement with any employee of the Target Business, other than annual merit raises awarded in the ordinary course;

(g)     any loans made or received by the Target Business;

(h) any sale, transfer or lease of, except in the ordinary course of business, or mortgage or pledge or imposition or lien on, any of the Target Business material assets;

(i) any change in the accounting methods or accounting principles or practices employed by the Target Business; or

(j) any other event or condition of any character of which the Target Business or Aris is aware that would materially adversely affect the assets, properties, condition (financial or otherwise) operating results, prospects or business of the Target Business as such business is presently conducted or proposed to be conducted.

        Aris is not in default with respect to any liabilities or obligations which might have a material adverse impact on the business or affairs of the Target Business not in default with respect to any liabilities or obligations which might have a material adverse impact on its business.

        SECTION 3.7. Assets Other Than Real Property. Except as set forth in
Schedule 3.7, Aris has good title to the Transferred Assets, free and clear of all mortgages, liens, security interests or other encumbrances.

        SECTION 3.8. Real Property.

(a) Owned Property. Except as set forth in Schedule 3.8(a), Aris does not own any real property relating to the Target Business.

(b) Leased Real Property. Schedule 3.8(b) sets forth a complete list of all real property and interests in real property leased by Aris relating to the Target Business or the Transferred Assets ("Leased Real Properties") and identifies any leases relating to the Leased Real Properties.

(c) Title to Leased Real Property. Aris has good and marketable title to the leasehold estates in the Leased Real Properties, in each case free and clear of all mortgages, liens, security interests, easements, covenants, rights-of-way and other similar restrictions of any nature whatsoever.

        SECTION 3.9. Intellectual Property.

(a) Copyrights. Aris owns, free and clear of all liens, claims and restrictions, the copyrights to or, otherwise has so far as Aris is aware all rights to, produce sell and use all of the Sold Courseware and Sold Courseware Material as currently being designed produced, sublicensed and sold in connection with the Target Business, without infringing upon or violating any right of any party, and except as described in Schedule 3.9(a) Aris is not obligated nor has any material liability whatsoever to make any payments by way of royalties, fees, or otherwise to any owner or licensee of, or other claimant to, with respect to the use of the Sold Courseware and Sold Courseware Material except where any failure to own such copyright or to otherwise have such rights would not have a material adverse effect on the Target Business.

(b) Licenses. Except as disclosed on Schedule 3.9(b), neither Aris nor the Target Business has licensed to any third party, the right to use or exploit any of its Sold Courseware in any jurisdiction.

(c) Claims. Except as set forth on Schedule 3.9(c), no claims are pending or known to be threatened in writing against Aris or the Target Business by any person with respect to the ownership, validity, enforceability or use of any Sold Courseware or any of the copyrights with respect to the Target Business or otherwise questioning the validity or effectiveness of any such Sold Courseware, except for any such claims that would not have a material adverse effect on the Target Business. Except as set forth on Schedule 3.9(d), no claims are pending or known to be threatened in writing against Aris, or the Target Business as of the Effective Date by any person in which such person alleges that the conduct of the Target Business infringes upon the intellectual property rights of any third party.

        SECTION 3.10. Contracts. Paragraphs 3.10(a) through 3.10(j) set forth a true and complete list of each of the following types of contracts to which Aris or the Target Business is a party and which relates to the Transferred Assets or the Target Business (together with the leases related to the Leased Real Properties, "Scheduled Contracts"). Except as set forth on Schedule 3.10(a)-(j), Aris represents that it has performed all material undisputed obligations and duties required to be performed by it prior to Effective Date (and has settled all outstanding claims and debts to the extent these are due and payable), arising under any of the types of contracts set forth below:

(a) Employment, Independent Contractor and Consulting Agreements. (i) Any employment agreement, employment contract or any agreement or contract providing for the payment of any severance compensation to any Target Business Employee or for the provision, vesting and/or acceleration of any employee benefits following a change of ownership or control of the Target Business and (ii) any independent contractor, service agreement or consulting agreement relating to the Target Business;

(b) Agreements. Any agreement or contract relating to the Target Business under which Aris or the Target Business is entitled to receive sales revenue in excess of $15,000;

(c) Non-Competition Agreements. Any covenant or agreement that restricts the ability of the Target Business to compete in the IT training industry in any place in the world;

(d) Personal Property Leases. Any lease or similar agreement under which (i) Aris is lessee of, or holds or uses, any machinery, equipment, cars or other tangible personal property owned by a third party that in any such case relates to the Target Business or the Transferred Assets or (ii) Aris is a lessor or sub-lessor of, or makes available for use by any third party, any tangible personal property owned or leased by Aris that relates to the Target Business or the Transferred Assets, in any such case which has an aggregate liability after the Effective Date in excess of $10,000;

(e) Supply and Service Agreements. (i) Any continuing agreement or contract for the future purchase by Aris of materials, supplies or equipment (other than purchase contracts and orders in the ordinary course of Target Business consistent with past practice) that relates to the Target Business or the Transferred Assets or (ii) any advertising agreement or arrangement that relates to the Target Business or the Transferred Assets (including any advertising agreements or arrangements to which Aris is a party and that is applicable to the Target Business), in any such case which has an aggregate liability after the Effective Date in excess of $10,000;

(f) Indebtedness. Any agreement or contract that relates to the Target Business or the Transferred Assets under which Aris has borrowed or loaned any money or issued any note, bond, indenture or other evidence of indebtedness or directly or indirectly guaranteed indebtedness, liabilities or obligations of others (other than endorsements for the purpose of collection in the ordinary course of Target Business), or any other note, bond, indenture or other evidence of indebtedness;

(g) Guarantees. Any agreement or contract that relates to the Target Business or the Transferred Assets under which any other person has directly or indirectly guaranteed indebtedness, liabilities or obligations of Aris or the Target Business (other than endorsements for the purpose of collection in the ordinary course of Target Business);

(h) Partnerships and Joint Ventures. Any partnership agreement or other joint venture agreement that relates to the Target Business or the Transferred Assets to which Aris is a party;

(i) Franchise and Licensing Agreements. Any franchise and licensing agreements to which Aris is a party that relates to the Target Business or the Transferred Assets; and

(j) Other Agreements. Any other agreement, contract, lease, license, commitment or instrument to which Aris is a party and that relates to the Transferred Assets or the Target Business which in any case has an aggregate liability after the Effective Date in excess of $50,000 (other than purchase contracts and orders for inventory in the ordinary course of Target Business consistent with past practice).

        Except as disclosed on Schedule 3.10 or the other schedules hereto, Aris, as applicable, has performed all material obligations required to be performed by it to date under the Scheduled Contracts to which it is a party and it is not in material breach or default thereunder. Each Scheduled Contract is in full force and effect and no other party to any of the Scheduled Contracts is in breach or default in any respect thereunder.

        SECTION 3.11. Litigation; Decrees. Except as set forth on Schedule 3.11, as of the date of this Agreement, there are no pending or, known threatened lawsuits or claims relating to the Transferred Assets or the Target Business with respect to which Aris or the Target Business has contacted in writing the defendant or has been contacted in writing by the claimant or by counsel for the claimant by or against Aris or the Target Business or any Transferred Assets, and which (a) involve a claim by or against Aris or the Target Business, (b) seek any injunctive relief or (c) relate to the transactions contemplated by this Agreement. Except as disclosed on Schedule 3.11, neither Aris nor the Target Business is in default under any judgment, order or decree of any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, relating to the Transferred Assets or the Target Business, except where such default would not have a material adverse effect on the Target Business.

        SECTION 3.12. Employee and Related Matters;

A.      PARTICULARS OF ASSIGNED EMPLOYEES

(a)     The persons whose names are set out in Schedule 3.12(A)(a)(i) and
        Schedule 3.12(A)(a)(ii) respectively are all of the Assigned Management Employees and Assigned Trainers engaged in the Target Business as at the Effective Date, and the particulars of their employment set out in that list are accurate and complete. Save as disclosed in Schedule 3.12(A)(a)(iii), no person is employed in the Target Business other than the Target Business Employees who are all directly employed by Aris and are exclusively employed in the Target Business. Save as disclosed in
        Schedule 3.12(A)(a)(iv) no person who was formerly employed by the Target Business has a right to return to work (whether for reasons connected with maternity leave or absence by reason of illness or incapacity or otherwise) or a right to be reinstated or re-engaged in the Target Business or to any other compensation.

(b) Save as described in Schedule 3.12(A)(b)(i), the terms and conditions of employment of all Target Business Employees are in accordance with the standard terms and conditions supplied to the Purchaser by Aris. The persons whose names are set out in Schedule 3.12(A)(b)(ii) are all of the employees of the Company engaged by an non-standardized employment agreement.

(c) Save as disclosed in Schedule 3.12(A)(c), all subsisting contracts of employment of the Target Business Employees are terminable on three months' notice or less.

(d) Save as disclosed in Schedule 3.12(A)(d), no Target Business Employee has been given notice of termination of his employment (or has had his employment terminated without notice) since the Letter of Intent signature date and no Target Business Employee has left its employment of his own accord since that date or indicated his intention of doing so.

(e) Full particulars are contained in Schedule 3.12(A)(e) of any outstanding offer of employment made to any person by Aris in relation to the Target Business and there is no person who has accepted such an offer of employment made by Aris but whose employment has not yet started.

(f) Full particulars are contained in Schedule 3.12(A)(f) of any agreement for the provision of consultancy services or the services of personnel to the Target Business and of the terms applicable to the secondment to or from the Target Business of any person.

B.      COMPLIANCE BY ARIS

        In respect of each of the Target Business Employees, by the Closing as far as Aris is aware Aris will have:

(a) performed all obligations and duties required to be performed by it (and has settled all outstanding claims and debts), whether arising under contract, statute, at common law or in equity save in respect of its obligations under regulation 10 of the Transfer Regulations; and

(b) abided by the terms of any agreement concluded by Aris or on its behalf with any trade union, staff association or similar organization recognized by Aris for the purposes of collective bargaining, so far as the same shall be applicable to any of the Target Business Employees; and

(c) Aris has, where applicable, paid to the Inland Revenue and any other appropriate authority all taxes, National Insurance contributions and other levies due in respect of the Target Business Employees in respect of their employment by Aris up to the Effective Date.

C.      SALARY AND BENEFITS

        Save as disclosed in Schedule 3.12(C)(i), since the Letter of Intent signature date no change has been made (or agreed) in the rate of remuneration or the emoluments or pension or other benefits or any other term of any contract of employment or for services of any Target Business Employee. Further, Schedule 3.12(C)(ii) sets out details of every share purchase scheme, employee stock option scheme, incentive and bonus scheme, medical insurance, life insurance, permanent health insurance, cafeteria benefit schemes, season ticket loans (including any contracts or agreements with certain employees of the Target Business that relate to the transactions contemplated by this Agreement) providing benefits to the Target Business Employees which is maintained or contributed to by Aris US or Aris in which any one of the Target Business Employees have participated or remain entitled to benefits ("the Plans"). Each Plan covering only the Target Business

        Employees ("Target Business Plan") is identified as such in Schedule 3.12(C)(iii). Each plan not so identified shall, for the purposes of this Agreement, be referred to as an "Aris Plan".

D.      CHANGES IN BENEFITS

        Save as disclosed in Schedule 3.12(D), Aris has not offered, promised or agreed for the future any variation in any contract of employment or any contract for services in respect of the Target Business Employees or any other person employed by Aris in respect of whom liability is deemed by the Transfer Regulations to pass to the Purchaser.

E.      COMPENSATION AND SUMS DUE TO ASSIGNED EMPLOYEES

               (a) No liability has been incurred by Aris which remains undischarged for breach of any contract of service or for services or for redundancy payments (including protective awards) or for compensation for wrongful dismissal, unfair dismissal, equal pay, sex, race or disability discrimination and no order has been made at any time for the reinstatement or re-engagement of any person formerly employed or engaged in the Target Business.

               (b) Save as disclosed in Schedule 3.12(E)(b) and except in respect of normal accruals of remuneration or emoluments of employment, no sum is payable to or for the benefit of any Target Business Employee or their dependants nor is Aris a party to any arrangements or promise to make or is in the habit of making ex gratia or voluntary payments by way of bonus, pension, gratuity, superannuation, allowance or the like to any such persons and there are no Schemes of arrangements (whether legally enforceable or not) for the payment of retirement, pension, disability, or death benefit or similar schemes or arrangements in operation or contemplated in respect of any of the Target Business Employees or their dependants or persons formerly employed or engaged in the Target Business or their dependants under which the Purchaser or any of the owners for the time being of the Target Business may become liable to make payments or to provide equivalent benefits.

               (c) Save as set out in Schedule 3.12(E)(c), Aris does not have an obligation to make any payment on redundancy in excess of statutory redundancy payments and Aris has not operated any discretionary practice of making any such excess payments.

F.      BONUS SCHEMES

        There is no scheme or arrangement in operation by or in relation to Aris under which any Target Business Employee or other person is entitled to a commission or remuneration of any other sort calculated by reference to the whole or part of the turnover, profits or sales of Aris.

G.      LABOR RELATIONS

               (a) There is not and during the three years preceding the date of this Agreement there has not been any industrial action affecting the Target Business and to the best of the knowledge, information and belief of Aris there are no facts or circumstances which might give rise to such industrial action.

               (b) Aris is not a party to any collective agreement or trade dispute (within the meaning of the 1992 Act) or any dismissal procedures agreement (within the meaning of the Employment Rights Act 1996) or any proceedings before any court or tribunal under or by virtue of the provisions of the 1992 Act and to the best of the knowledge, information and belief of Aris there are no facts or circumstances which might give rise to Aris becoming a party to any such agreement or becoming involved in any such dispute or proceedings.

H.      DISPUTES

        Aris is not engaged or involved in any dispute, claim or legal proceedings (whether arising under contract, common law, statute or in equity) with any of the Target Business Employees nor with any other person employed by Aris in respect of whom liability is deemed to pass to the Purchaser by virtue of the Transfer Regulations, and Aris does not know of any likelihood of any such dispute, claim or proceedings arising at any future time save in respect of claims under regulation 10 of the Transfer Regulations. Further, the Target Business is not the subject of any investigation by the Commission for Racial Equality or Equal Opportunities Commission nor are there any circumstances, of which Aris is aware, which might give rise to such an investigation.

I.      LOANS TO ASSIGNED EMPLOYEES

        Aris has not made any loan or advance to any of the Target Business Employees which is outstanding.

        SECTION 3.13. Compliance with Applicable Laws. Except as set forth in
Schedule 3.13, with respect to the Transferred Assets and the Target Business, each of Aris and the Target Business is in material compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any governmental authority or instrumentality, domestic or foreign, except for any such incidents of noncompliance that would not have a material adverse effect on the Target Business. This Section 3.13 does not relate to matters with respect to taxes. This Section 3.13 does not relate to environmental matters.

        SECTION 3.14. Employee Relations. Except as set forth at Schedule 3.14,
(a) There is no pending or known threatened grievance that would have a material adverse effect on the Target Business and (b) no charges with respect to or relating to Aris, any of its subsidiaries, are pending before the Equal Opportunities Commission in the U.K. or any agency responsible for the prevention of unlawful employment practices as to which there is a reasonable likelihood of adverse determination, other than those which, if so determined, would not have a material adverse effect on the Target Business.

        SECTION 3.15. Insurance. Schedule 3.15 sets forth a complete and correct list of all Insurance Policies presently maintained relating to the Target Business and the Transferred Assets. The Insurance Policies constitute insurance against all customary risks of a character and in such amounts as are reasonable, all of such Insurance Policies are in full force and effect and are valid, outstanding and enforceable, and all premiums due thereon have been paid. Except as set forth on Schedule 3.15, there are no pending material claims against such Insurance Policies by Aris with respect to the Target Business or the Transferred Assets as to which the applicable insurers have denied coverage. In addition, there exist no material claims under such Insurance Policies that have not been properly filed by Aris with respect to the Target Business or the Transferred Assets.

        SECTION 3.16. Taxes.

(a) General. Except as set forth on Schedule 3.16, Aris has filed or caused to be filed in a timely manner (within any applicable extension periods) with the appropriate Tax authorities in the UK all Tax Returns required to be filed on or prior to the date hereof with respect to the Transferred Assets or the Target Business and has paid or provided for all value added tax, PAYE, and national insurance contributions that it is required to have paid or provided for, in respect of the Transferred Assets or the Target Business, except where the failure to have filed such a Tax Return or paid or provided for such taxes would not be material. There are no Tax liens or assessments against the Transferred Assets or the Target Business.

(b)     Definitions. For purposes of this Agreement:

        (i) "Tax" (including "Taxes") means all local, foreign and other net income, gross income, gross receipts, sales, use, value added, transfer, franchise, profits, license, lease, withholding, payroll, employment, excise, stamp, premium, property or other taxes of any kind whatsoever, together with any interest and any penalties; and

        (ii) "Tax Return" means any return, report, statement or information statement required to be filed with respect to Taxes;

                                   ARTICLE 3A
                     REPRESENTATIONS AND WARRANTIES OF ARIS

        Aris hereby represents and warrants to BV as follows:

        SECTION 3A.1 Organization and Good Standing of Aris GMBH. Aris GMBH is a company duly organized and validly existing under the laws of Germany. Aris GMBH has all requisite corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to carry on its business as presently conducted other than such franchises, licenses, permits, authorizations and approvals, the lack of which would not have a material adverse effect on the financial condition or results of operations. Aris GMBH is duly qualified and in good standing to operate in the jurisdictions in which the nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary.

        SECTION 3A.2 Capitalization. The outstanding share capital of Aris GMBH as at the Effective Date shall be 50,000 DM. There are no outstanding options, warrants, rights to subscribe to, calls or commitments of any character relating to securities or rights convertible into, or exercisable for, shares of Aris GMBH, or contracts, commitments or arrangements obligating Aris GMBH to issue additional shares or options, warrants or rights to purchase or acquire any securities of Aris GMBH, other than as described in Schedule 3A.2(a). There are no outstanding contractual obligations of Aris GMBH to repurchase, redeem, or otherwise acquire any security, instrument or right to acquire any shares in Aris GMBH or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in Aris GMBH or any other person or entity, other than described in Schedule 3A.2(a).

        SECTION 3A.3 Indebtedness. Except as set forth in Schedule 3A.3, Aris GMBH has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any of its shareholders, (ii) incurred any material indebtedness for money borrowed or any other material liabilities,
(iii) made any loans or advances to any person, or given a guarantee for any obligation of any person, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than in the ordinary course of business.

        SECTION 3A.4 Employees; Employee Benefit Plans. Other than the employment agreements listed on Schedule 3A.4, there are no employment, consulting, severance or indemnification contracts or agreements between Aris GMBH, on the one hand, and any other person, member, manager, director, officer or other employee of Aris GMBH, on the other hand. Aris GMBH does not have any deferred compensation or other bonus or other incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; severance or termination pay, medical, surgical, hospitalization, life insurance and other welfare plan, fund or program, other than as contemplated in Schedule 3A.4.

        SECTION 3A.5 Taxes. Except as set forth in Schedule 3A.5, Aris GMBH has filed all tax returns required to be filed by it. All taxes shown to be due and payable on such returns, any assessments imposed thereon, and all other taxes due and payable for all periods prior to the Closing Date have been paid or will be paid prior to the time they become delinquent. Aris GMBH has no knowledge of any liability of any tax to be imposed upon its properties or assets as of the date of this Agreement that is not adequately provided for.

        SECTION 3A.6 Litigation; Decrees. Except as set forth on Schedule 3A.6, as of the date of this Agreement, there are no pending or, known threatened lawsuits or claims relating to Aris GMBH, with respect to which Aris GMBH has contacted in writing the defendant or has been contacted in writing by the claimant or by counsel for the claimant by or against Aris GMBH and which (a) involve a claim by or against Aris GMBH, (b) seek any injunctive relief or (c) relate to the transactions contemplated by this Agreement. Except as disclosed on Schedule 3A.6, neither Aris GMBH is in default under any judgment, order or decree of any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

                                    ARTICLE 4

             REPRESENTATIONS AND WARRANTIES OF PURCHASER, JBT AND BV

Purchaser, BV and JBT hereby represents and warrants to Aris as follows:

        SECTION 4.1. Organization and Authority. The Purchaser is a Company duly organized, validly existing and in good standing under the laws of England and Wales. BV is a company duly organized, validly existing and in good standing under the laws of the Netherlands. JBT is a company duly organized, validly existing and in good standing under the laws of Israel. Purchaser, JBT and BV have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions to which Purchaser, BV and/or JBT (as the case may be) is a party contemplated hereby. All necessary corporate action required to have been taken by or on behalf of Purchaser, JBT and BV by applicable law or its or their charter documents has been taken to authorize (a) the approval, execution and delivery on behalf of Purchaser, JBT and BV of this Agreement and (b) the performance by Purchaser, JBT and BV of its obligations under this Agreement and the consummation of the transactions contemplated hereby. This Agreement constitutes a valid and binding agreement of Purchaser, JBT and BV enforceable against it in accordance with its terms.

        SECTION 4.2. No Breach. The execution and delivery of this Agreement by Purchaser, JBT and/or BV do not, and the consummation of the transactions to which Purchaser, JBT and/or BV is a party contemplated hereby will not, (a) violate or conflict with the organizational documents of Purchaser, JBT or BV (as the case may be) or (b) constitute a material breach or default or give rise to any lien, third-party right of termination, cancellation, material modification or acceleration under any material agreement, understanding or undertaking to which Purchaser, JBT or BV (as the case may be) is a party or by which it is bound, or violate or conflict with any law, rule or regulation to which it or any material portion of its assets is subject.

        SECTION 4.3. Consents and Approvals. Neither the execution and delivery of this Agreement by Purchaser, JBT and/or BV nor the consummation of the transactions to which Purchaser, JBT or BV is a party contemplated hereby will require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification would not have a material adverse effect on the Purchaser, JBT or BV.

        SECTION 4.4. Brokers. No broker, finder or investment banker is entitled to any brokerage finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser, JBT or BV.

        SECTION 4.5. VAT. The Purchaser warrants that it is or as a result of this transaction will immediately become a taxable person for the purposes of value added tax. In addition, the Purchaser warrants that it will use the Target Business to carry on the same kind of business as that carried on by Aris prior to the Closing Date.

        SECTION 4.6. JBT. JBT warrants and represents that to the best of its knowledge, all the representations and warranties of the Purchaser and BV set forth in Section 4.1-4.5 above are true correct and accurate.

                                    ARTICLE 5

                     REPRESENTATIONS AND WARRANTIES OF GILAT

Gilat hereby represents and warrants to Aris as follows:

SECTION 5.1. Organization and Authority. Gilat is a corporation duly organized, validly existing and in good standing under the laws of Israel. Gilat has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions to which Gilat is a party contemplated hereby. All necessary corporate action required to have been taken by or on behalf of Gilat by applicable law or its charter documents has been taken to authorize (a) the approval, execution and delivery on behalf of Gilat of this Agreement and (b) the performance by Gilat of its obligations under this Agreement and the consummation of the transactions contemplated hereby. This Agreement constitutes a valid and binding agreement of Gilat enforceable against it in accordance with its terms.

        SECTION 5.2. No Breach. The execution and delivery of this Agreement by Gilat do not, and the consummation of the transactions to which Gilat is a party contemplated hereby will not, (a) violate or conflict with the organizational documents of Gilat or (b) constitute a material breach or default or give rise to any lien, third-party right of termination, cancellation, material modification or acceleration under any material agreement, understanding or undertaking to which Gilat is a party or by which it is bound, or violate or conflict with any law, rule or regulation to which it or any material portion of its assets is subject.

        SECTION 5.3. Consents and Approvals. Neither the execution and delivery of this Agreement by Gilat nor the consummation of the transactions to which Gilat is a party contemplated hereby will require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification would not have a material adverse effect on Gilat.

        SECTION 5.4. Gilat's Shares. The Shares when issued and delivered in accordance with this Agreement shall be duly authorised, validly issued, fully paid, non-assessable, free of any liens, and duly registered in the name of Aris. All filings to the Securities and Exchange Committee with respect to the issuance of the Shares shall be filed in a timely fashion and (without prejudice to any other rights or remedies available to Aris) Gilat shall indemnify Aris for any and all losses, damages, liabilities, claims, demands, costs and/or expenses of any kind whatsoever suffered or incurred arising out of or in connection with any breach of warranty under this Section 5.4.

                                    ARTICLE 6

                                COVENANTS OF ARIS

        SECTION 6.1. Ordinary Conduct. Except as contemplated by this Agreement or as set forth on Schedule 6.1, from the Effective Date to the Closing Date, Aris will conduct the Target Business in the ordinary course in substantially the same manner as presently conducted and will make all reasonable efforts substantially consistent with past practices to preserve its relationships with customers, suppliers and others with whom Aris deals with respect to the Target Business. Except as contemplated by this Agreement, Aris will not do any of the following between the Effective Date and Closing, without the prior written consent of Purchaser:

(a) Employee Matters. Adopt or amend in any material respect any Plan or collective bargaining agreement, except as required by law, with respect to any the Target Business Employees;

(b) Compensation. Except as permitted by this Agreement Aris shall not (i) grant to any executive officer or employee of the Target Business any increase in compensation or benefits or any rights to receive severance payments or other benefits upon a termination of employment or a change of ownership or control of the employer, except (A) as may be required under existing agreements, (B) in the ordinary course of Target Business consistent with past practice, (C) agreements substantially similar to those contracts entered into by Aris as at the Effective Date with any non-senior executive, with any employees of the Target Business hired after the Effective Date or (D) any increases, payments or benefits for which Aris Corporation shall be solely obligated, or (ii) terminate any executive officer or employee other than in the ordinary course of Target Business consistent with past practice;

(c) Indebtedness. With respect to the Transferred Assets and the Target Business, incur or assume any liabilities, obligations or indebtedness for borrowed money or guarantee any such liabilities, obligations or indebtedness, other than any indebtedness owing to Aris Corporation or any other person incurred in the ordinary course of Target Business consistent with past practice;

(d) Encumbrances. Permit, allow or suffer any of the Transferred Assets to be subjected to any mortgage, pledge, lien, encumbrance, restriction or charge of any kind, other than any mortgage, pledge, lien, encumbrance, restriction and/or charge which was in place as at the Effective Date; provided however, that for the avoidance of doubt any such mortgage, pledge, lien, encumbrance, restriction and/or charge which is in place as at the Effective Date shall be released on or before Closing;

(e) Accounting Policies. Make any change in any method of accounting or accounting practice or policy other than those required by U.K. GAAP;

(f) Reorganizations. Acquire or agree to acquire by merging or consolidating with, or by purchasing the stock of, or a substantial portion of the assets of, or by any other manner, any Target Business or any corporation, partnership, association or other Target Business organization or division thereof or otherwise acquire or agree to acquire any assets (other than inventory);

(g) Capital Expenditures. Make or incur any capital expenditures other than those made or incurred in accordance with Aris fiscal year 2000 capital expenditure budget with respect to the Target Business;

(h) Asset Dispositions. Sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of the Transferred Assets, except in the ordinary course of Target Business.

(i)     Invoices. Issue any invoices in respect of the Target Business.

(j) Agreements. Agree, whether in writing or otherwise, to do any of the foregoing.

        SECTION 6.2. Insurance. Aris shall keep, or cause to be kept, all insurance policies presently maintained relating to the Target Business and the Transferred Assets, or suitable replacements therefor, in full force and effect through the close of Target Business on the Closing Date. From the Closing Date up to 19 August 2000, Aris shall procure that (in respect of the Target Business and Aris GmbH) the Purchaser is a named insured on the following insurance policies which, up until 19 August 2000, Aris shall maintain in such manner and amount as is consistent with any such insurances maintained by Aris immediately prior to Closing:

(a) general business liability insurance (excluding without limitation errors and omissions insurance); and

(b)     employer's liability insurance.

In addition, from the Closing Date up to 19 August 2000, Aris shall procure that (in respect of the Target Business and Aris GmbH) the Purchaser is included as an additional insured on automobile insurance which, up until 19 August 2000, Aris shall maintain in such manner and amount as is consistent with any such insurance maintained by Aris immediately prior to Closing.

        SECTION 6.3 Financial Material. Aris shall provide all financial information of Aris reasonably required by the Purchaser solely for the purpose of enabling the Purchaser to prepare its financial statements and proforma financial statements starting from the year 1997 until the Effective Date. If the Purchaser will be required by law to include Aris Financial Statements for the period as of 1997 and ending on the Effective Date in any filing and/or reports, Aris shall provide the Purchaser with with any financial statements reasonably required solely for such purpose. The Purchaser shall bear all expenses incurred with respect to the foregoing.

        SECTION 6.4. Covenant Not to Compete. Aris covenants and agrees that if the Closing shall occur:

(a) Non Competition. Aris shall not without the prior written consent of the Purchaser either directly or indirectly as a director, partner or greater than five percent (5%) shareholder within five years after the Effective Date carry on, or be engaged, concerned or interested in carrying on the Target Business within the Prohibited Area in competition with the Purchaser; provided however, that nothing in this
        Section 6.4.(a) shall prevent and/or otherwise restrict in any way Aris and/or any of its Affiliates so competing if and to the extent that such competition involves (a) any Netcisive Courseware and/or (b) the provision of any ERP end-user training services in relation to consultancy projects.

                "The Prohibited Area" - means Europe.

(b) Non-Solicitation. For a period of two (2) years following the Effective Date, Aris shall not without the prior written consent of the Purchaser either (i) solicit, engage, compensate, induce away or hire for employment or other representation, any employee, agent or representative of the Target Business, at any time during the two years immediately prior to the Effective Date, (ii) solicit or induce any such person to terminate any relationship such person may have with Purchaser in connection with the Target Business, (iii) encourage any third party to do any of the foregoing, or (iv) solicit the custom of, interfere with, or endeavor to entice away from the Purchaser any person who at any time during the two years immediately prior the Effective Date was a customer of the Target Business.

        For the purposes of this section 6.4(b), solicitation shall not mean advertising opportunities in any newspaper, trade journal, or other national publication or any internet website posting, participation in any hiring fair or similar event open to the public (the "Advertisement") provided however, that the generality of the above, in no event shall the Advertisement specifically address the Target Business employees.

(c) Confidentiality. For a period of three (3) years following the Closing Date, Aris shall not disclose to any third party any of the Target Business Information; provided, however, that for purposes of this
        Section 6.4(c), the ("Target Business Information") shall not include information which (i) is or becomes generally available to the public other than as a result of disclosure by Aris or any of its representatives in violation of this Section 6.4(c); or (ii) Aris obtains on a non-confidential basis from a third-party that did not obtain the information directly or indirectly from the Purchaser and was not known by Aris to be subject to any confidentiality obligation to any person.

               Subject to the provisions of this Section 6.4, of Aris undertakes to procure that any of its Affiliates (other than Aris Corporation), shall be bound by and observe the provisions of this Section 6.4 as if they were parties covenanting with the Purchaser.

        The parties confirm that they consider the restrictions contained in this Section 6.4 to be reasonable in all respects, but if any such restriction is held to be invalid or ineffective by the applicable law, but would not be so held if some part of it were deleted, or some modification were made to its items, the parties agree that such restriction shall apply with such deletion or modification as may be necessary to make it valid and effective.

        SECTION 6.5. Aris shall grant the Purchaser a perpetual, non-exclusive license:

(a) for its own internal business purposes in the ordinary course of the Target Business to use any and all Licensed Courseware and Aris shall use its reasonable endeavours to procure the agreement of any necessary third party to the transfer of the Licensed Courseware to the Purchaser as soon as reasonably practicable after Closing; and

(b) to use, modify and/or sell the ASPECT sales support system relating to the Target Business (the "ASPECT System") or any modification or derivative thereof owned by Aris (any such modification carried out by or for the Purchaser to be at the sole cost and risk of the Purchaser); provided however that the Purchaser shall indemnify Aris (for itself and any of its Affiliates) against any and all claims, demands, damages, liabilities, losses, costs and/or expenses of any kind whatsoever suffered or incurred by Aris and/or any of its Affiliates arising out of or in connection with such license and/or any use, modification and/or sale by the Purchaser of the ASPECT System and/or any such modification and/or derivate thereof.

        SECTION 6.6. For the period of one hundred and eighty (180) days immediately following the Closing (the "Support Period"), Aris shall (subject to the Purchaser paying Aris in accordance with Section 6.8 below) provide support to the Purchaser in respect of the following:

(a) the ACETS order entry system relating to the Target Business (the "ACETS System") -- Aris shall furnish the Purchaser with certain month end and other reports to be agreed between the parties which are reasonably required by the Purchaser in relation to the management of the Target Business during the Support Period; provided however, that the parties acknowledge and agree that Aris is to provide the support referred to in this Section 6.6(a) on an incremental costs basis (as provided in Section 6.8) for the purposes of transitioning the Target Business and that Aris' only obligation in this regard is to use reasonable endeavors to provide such support to the same extent and to the same standards as Aris provided to the Target Business immediately prior to the Effective Date; and

(b) the ASPECT System; provided however, that Aris shall only be required to provide support to the Purchaser under this Section 6.6(b) (to the same extent as Aris provided to the Target Business immediately prior to the Effective Date) to enable the ASPECT System to read/write data to the ACETS System, and no other support shall be provided hereunder; and further provided however, that the parties acknowledge and agree that Aris is to provide the support referred to in this Section 6.6(b) on an incremental costs basis (as provided in Section 6.8) for the purposes of transitioning the Target Business and that Aris' only obligation in this regard is to use reasonable endeavors to provide such support to the same standards as Aris provided to the Target Business immediately prior to the Effective Date.

        The Purchaser shall pay an amount to Aris in respect of the support services described in Sections 6.6(a) and (b) above as contemplated by
        Section 6.8 below.

        For the avoidance of any doubt Aris shall not furnish the Purchaser with any modifications and/or improvements to the ACETS System and/or the ASPECT System.

        Except as may be expressly provided in this Agreement, Aris hereby excludes all other conditions, warranties, terms, undertakings and representations of any kind whatsoever, express or implied, whether by statute, common law or otherwise in respect of any and all support the subject of this Section 6.6 and Aris shall have no other obligation, duty and/or liability whatsoever in contract, tort, statute or otherwise to the Purchaser in respect of such support; provided however, that Aris does not limit or exclude liability for death or personal injury resulting from its negligence.

        SECTION 6.7. The Purchaser shall be entitled to request Aris to provide support (as described in Section 6.6(a)) to the Purchaser of the ACETS System for an additional period of one hundred and eighty (180) days immediately following the Support Period (the "Additional Support Period") and Aris shall (subject to the following provisions of this Section 6.7) provide such support; provided however, that:

(a) In no event shall the Additional Support Period exceed one hundred and eighty (180) days immediately following the Support Period;

(b) Aris, shall be entitled, on one occasion, before or during the Additional Support Period to require the Purchaser to provide written evidence reasonably satisfactory to Aris that the Purchaser is using its best endeavors to become independent, as soon as possible, of Aris' support as described in this Section 6.7;

(c) If the Purchaser is unable to provide written evidence as contemplated by Section 6.7(b) when required to do so by Aris, then Aris shall not be required to provide any such support to the Purchaser during all or any remaining part of the Additional Support Period or otherwise;

(d) The Purchaser shall pay an amount to Aris in respect of such support services as contemplated by Section 6.8 below;

(d) For the avoidance of any doubt, no modifications and/or improvements shall be provided by Aris; and

(e) The final paragraph of Section 6.6 shall apply mutatis mutandis to any and all support the subject of this Section 6.7.

        SECTION 6.8 The Purchaser shall pay to Aris an amount equal to any and all incremental costs incurred by Aris (including without limitation staff salaries) in connection with providing support to the Purchaser as contemplated by this Section 6, all in accordance with Aris' then current time, materials, salary and other relevant rates from time to time in force. Such payment shall be exclusive of any value added tax (which shall be payable in addition) and shall be payable by the Purchaser on receipt from Aris of a valid value added tax invoice.

        SECTION 6.9 At the Closing, Aris shall procure that Aris Corporation shall grant to the Purchaser a license on the terms and conditions set forth in the Trademark Agreement.

        SECTION 6.10 Within five (5) business days after the Closing Aris shall procure that the names of Oxford Computer Group Limited, Oxford Computer Training Limited and Barefoot Computer Training Limited are changed with the registrar of Companies in England and Wales, thus providing the Purchaser with the opportunity (which Aris does not guarantee) to acquire, at the Purchaser's sole cost and expense, such names for three of its English subsidiary companies. Aris shall use its reasonable endeavors to procure that ARIS Corporation shall provide any approvals required of it to give effect to the intent of this
Section 6.10.

                                    ARTICLE 7

                    COVENANTS OF PURCHASER, GILAT, BV AND JBT

        SECTION 7.1. Confidentiality. Each of Purchaser, BV, JBT and Gilat acknowledges that the information being provided to it or them by or on behalf of the Target Business, Aris Corporation and/or Aris is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing, the Confidentiality Agreement will terminate only with respect to information relating solely to the Target Business, and each of the Purchaser, JBT, BV and Gilat hereby acknowledges and agrees that any and all other information provided to it or them by or for Aris Corporation, Aris and/or any of its or their representatives concerning any other Affiliate of Aris Corporation and/or Aris or any other operations of Aris Corporation and/or Aris shall be subject to the terms and conditions of the Confidentiality Agreement after the Closing Date and that the Purchaser, JBT, BV and Gilat shall be bound by the Confidentiality Agreement after the Closing Date.

        SECTION 7.2 Non-Solicitation. For a period of two (2) years following the Effective Date, neither the Purchaser, BV, Gilat nor JBT shall without the prior written consent of Aris either (i) solicit, engage, compensate, induce away or hire for employment or other representation, any employee, agent or representative of the Retained Business, at any time during the two years immediately prior to the Effective Date, (ii) solicit or induce any such person to terminate any relationship such person may have with Aris in connection with the Retained Business, (iii) encourage any third party to do any of the foregoing, or (iv) solicit the custom of, interfere with, or endeavor to entice away from Aris any person who at any time during the two years immediately prior the Effective Date was a customer of the Retained Business.

For the purposes of this Section 7.2 solicitation shall not mean advertising opportunities in any newspaper, trade journal, or other national publication or any internet website posting, participation in any hiring fair or similar event open to the public (the "Advertisement") provided however, that the generality of the above, in no event shall the Advertisement specifically address the Retained Business employees.

                                    ARTICLE 8

                                MUTUAL COVENANTS

        SECTION 8.1. Cooperation. Aris and the Purchaser, shall cooperate with each other and shall cause their respective officers, employees, affiliates, agents, auditors and representatives to cooperate with each other after the Closing Date to ensure the orderly transfer of the Target Business to Purchaser and to minimize any disruption to the respective business of Aris, the Target Business or Purchaser that might result from the transactions contemplated hereby.

        SECTION 8.2. During the Support Period, the Parties shall offer to each other such reasonable assistance, (including without limitation the preparation of accounting, invoicing and other financial information) in connection with the MAS90 accounting system currently used by Aris as may be necessary or desirable to facilitate the transition into separate operating units of the Target Business and the Retained Business (which for the avoidance of doubt is excluded from the Transfer and shall be carried on by Aris post-Closing). The Purchaser shall pay to Aris an amount equal to any and all incremental costs incurred by Aris (including without limitation staff salaries) in connection with providing support to the Purchaser as contemplated by this Section 8.2, all in accordance with Aris' then current time, materials, salary and other relevant rates from time to time in force. Such payment shall be exclusive of any value added tax (which shall be payable in addition) and shall be payable by the Purchaser on receipt from Aris of a valid value added tax invoice.

        SECTION 8.3. Publicity. The parties agree that, no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior consent of each other party (which consent shall not be unreasonably withheld), except as such release or announcement may be required by law or the rules or regulations of any United States or foreign securities exchange, in which case the party required to make the release or announcement shall allow each other party reasonable time to comment on such release or announcement in advance of such issuance.

        SECTION 8.4.  Records.

(a) On the Closing Date, Aris shall deliver or cause to be delivered to Purchaser all original agreements, documents, books, records (excluding the VAT Records and records relating to PAYE and national insurance contributions) and files forming part of the Transferred Assets (collectively, "Records"), in the possession of Aris related to the Target Business and its operations to the extent not then in the possession of the Purchaser.

(b) After the Closing, upon reasonable written notice and subject to the provisions of Section 11.2 and Section 11.6, Aris and Purchaser agree to furnish or cause to be furnished to each other and their representatives, employees, counsel and accountants access, during normal Target Business hours, such information (including Records pertinent to the Target Business) and assistance relating to the Target Business as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any Tax Returns; provided, however, that such access does not unreasonably disrupt the normal operations of Aris and Purchaser.

        SECTION 8.5. Further Assurances. From time to time, as and when requested by any party hereto, the other parties shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such requesting party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

                                    ARTICLE 9

                                 RELATED MATTERS

        SECTION 9.1. Modifications. Neither Aris nor the Target Business will change the employment status of any of the Target Business Employee so as to promise employment for any specified term of employment.

        SECTION 9.2. Mutual Cooperation. Purchaser agrees to cooperate, and agrees to use its best efforts to cause its Affiliates to cooperate and in a complete, diligent and timely manner to provide Aris with such compensation, service, payroll and other pertinent census data as may be required by Aris for purposes of calculating or affecting distribution of benefits to which any Target Business Employee(s) may be entitled under any benefit plan established, maintained or contributed to by Aris .

                                   ARTICLE 10

                   INDEMNIFICATION & LIMITATIONS ON LIABILITY

        SECTION 10.1  Indemnification and Limitations on Liability

  (A) Aris shall indemnify Purchaser and its Affiliates (including the Target Business) and each of their respective officers, directors, employees and agents and hold them harmless from any and all losses and damages suffered or incurred by any such indemnified party to the extent arising from (a) any failure of any representation or warranty of Aris to be true and correct in all material respects as of the Effective Date or
        (b) any breach by Aris of any covenant contained in this Agreement requiring performance after the Closing Date; provided, however, that the total amount of Aris' liability under this Agreement and the Deed of Transfer, (excluding the indemnification under the Telephone House Indemnity Schedule) and of Aris Corporation under the Trademark Agreement and the GSA Service Agreement shall not exceed an aggregate of two hundred and fifty thousand US dollars (US$250,000), such that any claim made under this Agreement shall be precluded if and to the extent that such claim would cause the total liability of Aris under this Agreement and the Deed of Transfer and of Aris Corporation under the Trademark Agreement and GSA Service Agreement to exceed an aggregate of two hundred and fifty thousand US dollars (US$250,000). Provided further, that notwithstanding the foregoing Aris shall remain liable in respect of any debts or liabilities of the Target Business incurred prior to the Effective Date if and to the extent that such debts and/or liabilities (if any) do not arise directly or indirectly in whole or in part out of or in connection with the transactions contemplated by this Agreement and/or any act and/or omission of the Purchaser. The period during which any claim may be brought against Aris in connection with this Agreement, any Ancilliary Agreement and/or any of the other transactions contemplated by this Agreement and/or any of the Ancilliary Agreements shall be limited to one (1) year after the Effective Date.

  (B) In the event of any breach of Section 6.4(b) of this Agreement, Aris shall pay the Purchaser an amount which is equal to twelve weeks' gross salary or fees at the last weekly rate payable to the employee in question. The parties agree that the actual damages incurred by the departure of an employee is difficult to ascertain and that the compensation payable pursuant to this section represents the reasonable and likely amount of such damages and not a penalty.

  (C) In the event of any breach of Section 7.2 of this Agreement, the Purchaser shall pay Aris an amount which is equal to twelve weeks' gross salary or fees at the last weekly rate payable to the employee in question. The parties agree that the actual damages incurred by the departure of an employee is difficult to ascertain and that the compensation payable pursuant to this section represents the reasonable and likely amount of such damages and not a penalty.

  (D) Aris shall indemnify the Purchaser for all debts and liabilities incurred by the Purchaser arising out of or in connection with the Target Business prior to the Effective Date and for any other debts and/or liabilities (if any) incurred by the Purchaser arising directly or indirectly in whole or in part out of or in connection with any act and/or omission of Aris; provided however, that Aris shall not be liable to indemnify the Purchaser hereunder to the extent that such debts and/or liabilities (if any) arise directly or indirectly in whole or in part out of or in connection with the transactions contemplated by this Agreement and/or any act and/or omission of the Purchaser.

  (E) The Purchaser and Gilat shall jointly and severally indemnify Aris for the Assumed Liabilities and all debts and liabilities incurred by Aris arising out of or in connection with the Target Business after the Effective Date and for all other debts and/or liabilities (if any) arising directly or indirectly in whole or in part out of or in connection with the transactions contemplated by this Agreement and/or any act and/or omission of the Purchaser; provided however, that the Purchaser shall not be liable to indemnify Aris hereunder for any debts and/or liabilities (if any) arising directly or indirectly in whole or in part out of or in connection with any act and/or omission of Aris. .

        SECTION 10.2. Procedures Relating to Indemnification. In order for a party (the "indemnified party") to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any person, firm, governmental authority or corporation against the indemnified party (a "Third-Party Claim"), such indemnified party must notify the indemnifying party in writing, and in reasonable detail, of the Third-Party Claim within ten (10) Target Business days after receipt by such indemnified party of written notice of the Third-Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure (except that the indemnifying party shall not be liable for any expenses incurred during the period in which the indemnified party failed to give such notice). Thereafter, the indemnified party shall deliver to the indemnifying party, within five (5) Target Business days after the indemnified party's receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third-Party Claim.

If a Third-Party Claim is made against an indemnified party, the indemnifying party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party. Should the indemnifying party so elect to assume the defense of a Third-Party Claim, the indemnifying party will not be liable to the indemnified party for legal fees and expenses subsequently incurred by the indemnified party in connection with the defense thereof. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof (other than during any period in which the indemnified party shall have failed to give notice of the Third-Party Claim as provided above). If the indemnifying party chooses to defend or prosecute any Third-Party Claim, all the parties hereto shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party's request) the provision to the indemnifying party of records and information which are reasonably relevant to such Third-Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the indemnifying party shall have assumed the defense of a Third-Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the indemnifying party's prior written consent (which consent shall not be unreasonably withheld).

        SECTION 10.3. Exclusive Remedy. In the absence of fraud or willful misconduct on the part of the indemnifying party, or any of its officers, directors, employees or agents in connection with the negotiation, execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, the remedy contained in Sections 10.1 and 10.2 shall constitute the sole and exclusive remedy of the indemnified party (and its affiliates and each of their respective officers, directors, employees and agents) against the indemnifying party for any losses suffered or incurred in connection with this Agreement and the transactions contemplated hereby.

                                   ARTICLE 11

                                   TAX MATTERS

        SECTION 11.1 Transfer as a Going Concern. Aris and the Purchaser intend that, and shall use all reasonable endeavours to secure that, the sale and transfer of the Transferred Assets pursuant to this Agreement shall be treated as neither a supply of goods nor a supply of services for the purposes of value added tax pursuant to Article 5 Value Added Tax (Special Provisions) Order 1995.

        SECTION 11.2 The VAT Records. Aris shall seek a direction from HM Customs and Excise under section 49(1)(b) Value Added Tax Act 1994 that it shall be entitled to retain the VAT Records. If HM Customs and Excise so direct, Aris shall retain the VAT Records but if no such direction is made then the VAT Records shall be delivered to the Purchaser. If HM Customs and Excise direct that Aris is entitled to retain the VAT Records then after the Closing Date, Aris shall allow the Purchaser access to the VAT Records at such time and date as are reasonably acceptable to Aris. The Purchaser may take copies of the VAT Records at the Purchaser's sole cost and expense.

        SECTION 11.3 VAT in respect of the Leased Property Aris undertakes that it has not made, and will not prior to completion of the sale of the Leased Property under this Agreement make, an election pursuant to schedule 10 paragraph 2 Value Added Tax Act 1994 in respect of the Leased Property.

        SECTION 11.4 Pre-Completion supplies and recoveries Aris shall be entitled to receive and to retain for its own benefit all reimbursement or credit from HM Customs and Excise for value added tax borne by Aris on goods and services supplied to Aris prior to Closing and any payments received in respect of value added tax overpaid to HM Customs and Excise prior thereto.

        SECTION 11.5 Capital Goods Scheme Any recovery of input tax after the date of this Agreement in respect of any Leased Property or computer hardware to which Part XV Value Added Tax Regulations 1995 (Capital Goods Scheme) ("Part XV") applies shall be retained by the Purchaser. The Purchaser shall not make any claim against Aris in respect of any adjustment of input tax relating to any such item pursuant to Part XV. Aris shall provide to the Purchaser on request such information in respect of its recovery of input tax and adjustments thereto as shall be required by the Purchaser fully to comply with its obligations under
Part XV.

        SECTION 11.6 Employment Records.

(a) After the Closing Date, Aris shall allow the Purchaser access to all PAYE and national insurance records and other documents or records (including, without limitation, personnel records and files) which are relevant to the Target Business Employees including, without limitation, those referred to in Regulation 55(2) Income Tax (Employment) Regulations 1993 and paragraph 32(1) Schedule 1 Social Security (Contribution) Regulations 1979). Such access shall be at such time and date as are reasonably acceptable to Aris. The Purchaser may take copies of such records at the Purchaser's sole cost and expense.

(b) Aris shall preserve the originals of such records or documents for a period of three years after the Closing Date or until Section 11.6(d) below is complied with and shall, as and when requested by the Purchaser to do so, produce the same to the relevant authorities;

(c) Aris shall be entitled to retain a copy of any such record or document where the original is delivered to the Purcahser or to any relevant authority; and

(d) Should Aris wish to dispose of or destroy any such original records or documents prior to the expiration of three years after the Closing Date, Aris shall not do so without informing the Purchaser of its intention to do so and if the Purchaser so requests Aris shall deliver to the Purchaser such of the original records or documents as the Purchaser may request.

                                   ARTICLE 12

                                  MISCELLANEOUS

        SECTION 12.1. Currency. All sums to be paid pursuant to this Agreement shall be paid in US Dollars, unless otherwise expressly agreed in writing by the parties. Furthermore (save as may be expressly provided herein and save in relation to the amounts payable by the Purchaser under Section 1.5(a)), any amounts referred to herein in a currency other than US Dollars shall be converted to US Dollars based on the representative rate of exchange for such currency to US Dollars as provided for by the Federal Reserve Board on the Closing Date.

        SECTION 12.2 Expenses. Whether or not the transactions contemplated hereby are consummated, and except as otherwise provided in this Agreement, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including any brokers' and attorneys' fees) shall be paid by the party incurring such fees, costs or expenses; provided however, that BV shall be solely responsible for, and shall pay, any and all notarial fees incurred by Aris arising out of or in connection with the Deed of Transfer; and further provided however that the Purchaser shall within two business days after 19 August 2000 reimburse Aris for any and all costs and/or expenses suffered or incurred by Aris arising out of or in connection with any insurance coverage in respect of the Target Business and/or Aris GmbH procured by Aris on behalf of the Purchaser in accordance with Section 6.2 above. On or before 20 August 2000, Aris shall provide the Purchaser with a report setting out reasonable details of all such costs and/or expenses.

        SECTION 12.3. Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by Purchaser, Gilat, JBT, BV and/or Aris (including by operation of law in connection with a merger, or sale of substantially all the assets, of Purchaser, Gilat, JBT, BV or Aris) without the prior written consent of the other parties hereto; provided, however, that no assignment shall limit or affect the assignor's obligations hereunder; and further provided however, that Aris shall be entitled at any time without the prior written consent of the other parties hereto to assign or transfer any or all of its rights under this Agreement (or any part or parts thereof) to Aris Corporation.

        SECTION 12.4. No Third-Party Beneficiaries. No person other than a Party to this Agreement shall be entitled to enforce any term of it; provided however, that Aris Corporation (whose principal place of business is at 2229 112th Ave NE, Bellevue WA 98004-2936, USA) shall be entitled to enforce the terms of
Section 2.2 above .

        SECTION 12.5. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent prepaid telecopy, or sent, postage prepaid, by registered, certified or express mail, or reputable overnight courier service and shall be deemed given when so delivered by hand or telecopied, or if mailed, three days after mailing (one Target Business day in the case of express mail or overnight courier service), as follows:

(i)     if to Purchaser,

        The Quorum
        Building 7600
        The Quorum

        Oxford Business Park
        Oxford
        England

        Attention: The General Manager

        with a copy to:

        Kleinhendler & Halevy
        30 Kalisher Street
        Tel Aviv, Israel

        Attention: Amir Halevy, Adv.

(ii)    if to JBT,

        4 Hachilazon Street
        Ramat Gan
        Israel

        Attention: The General Manager

        with a copy to:

        Kleinhendler & Halevy
        30 Kalisher Street
        Tel Aviv, Israel

        Attention: Amir Halevy, Adv.

(iii)   if to BV,

        Aert van Nesstraat 45
        NL-3012
        CA Rotterdam
        Netherlands

        Attention: The General Manager
        with a copy to:

        Kleinhendler & Halevy
        30 Kalisher Street
        Tel Aviv, Israel

        Attention: Amir Halevy, Adv.

(iv)    if to Gilat,

        Yagea Kapaim 23
        Petach Tikva
        Israel

        Attention: The General Manager

        with a copy to:

        Kleinhendler & Halevy
        30 Kalisher Street
        Tel Aviv, Israel

        Attention: Amir Halevy, Adv.

(v)     if to Aris,

        Wolsey Hall,
        66 Banbury Road
        Oxford OX2 6PR

        Attention: The Managing Director

        with a copy to:

        Aris Corporation
        2229 112th Ave NE
        Bellevue WA98004-2936
        USA

        Attention: Mr Thomas Averill

        SECTION 12.6. Counterparts. This Agreement may be executed by facsimile signature and/or in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

        SECTION 12.7. Entire Agreement. This Agreement (including the Exhibits and Schedules attached hereto) and the Ancilliary Agreements (to the extent that Aris is a party to the same) together contain the entire agreement and understanding between the parties hereto with respect to their subject matter and supersede all prior agreements and understandings relating to such subject matter with the exception of Schedule I and Section 3(c) of the Letter of Intent; provided however, that nothing in this Agreement and/or any of the Ancilliary Agreements shall be deemed to exclude and/or restrict the liability of any party for fraudulent misrepresentation.

        SECTION 12.8. Severability. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

        SECTION 12.9. Amendment. This Agreement may be amended by action taken by Aris, Purchaser, BV, Gilat and JBT at any time only by an instrument in writing signed on behalf of each of the parties hereto.

        SECTION 12.10. Interpretation of this Agreement.

(a) Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, the singular includes the plural, the part includes the whole, "including" is not limiting and "or" has the inclusive meaning represented by the phrase "and/or." The words "hereof," "herein," "hereby," "hereunder" and similar terms in this Agreement refer to this Agreement as a whole (including the Preamble, the Recitals, the Schedules and the Exhibits) and not to any particular provision of this Agreement. Article, section, exhibit, schedule, recital and preamble references in this Agreement are to those portions of this Agreement unless otherwise specified.

(b Governing Law. This Agreement shall be governed by and construed exclusively in accordance with English Laws, and the parties hereto submit to the exclusive jurisdiction of the English Courts.

(c) Headings, Exhibits and Schedules. The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the Table of Contents to this Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any matter disclosed in one Schedule hereto shall be deemed incorporated by reference into each other Schedule hereto and disclosed in each such Schedule to the extent that the relevancy of such matter to each such other Schedule is fairly disclosed from the matters included on the
        Schedule in question.

        SECTION 12.11. Survival of Representations. The representations and warranties (but not for the avoidance of doubt any indemnity/ies given by the Purchaser, JBT, BV and/or Gilat) in this Agreement and in any other document identified as being delivered in connection with this Agreement shall survive the Closing solely for purposes of Sections 10.1 and 10.2 and shall terminate at the close of Target Business on the first anniversary after the Effective Date.

        SECTION 12.12 Consequential Loss Provision. None of the Parties shall be liable to any of the other parties whether in contract, tort, by statute or otherwise in respect of any loss of profits and/or for any special, indirect, incidental or consequential loss or damage arising out of or in connection with this Agreement, including without limitation:

(c)     Loss of revenue; and/or

(d)     Loss of anticipated savings; and/or

(e)     Loss of business and/or goods; and/or

(f)     Loss of goodwill; and/or

(g)     Loss of use; and/or

(h)     Loss and/or corruption of data and/or other information; and/or

(i)     Downtime; and/or

(j) Any damage relating to the procurement by the affected party of any substitute products or services.

For the avoidance of doubt, neither the types of loss and/or damage specified in subsections (a) through (h) inclusive of this section 12.12 nor any similar types of loss and/or damage shall constitute direct loss for the purposes of this Agreement.

Notwithstanding the above but subject always to the limitations on Aris' liability contained in this Agreement (including without limitation the limitations contained in Section 10.1(A) as to the total amount of Aris' liability and the time within which any claim may be brought against Aris), the Parties shall be liable to one another in respect of any loss or damage arising from any misrepresentation, breach of warranty or nonfulfullment of any covenant or agreement, and actions, suits, proceedings, claims, demands, judgments, costs, losses liabilities and attorney's fees and other expenses incident to any of the foregoing.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date first written above.

ARIS UK LIMITED


By:    /s/ Thomas W. Averill
Name:  Thomas W. Averill
Title: Director


JOHN BRYCE TRAINING (EUROPE) B.V

By:    /s/ Eytan Mucznik   /s/ Ziv Mandel
Name:  Eytan Mucznik       Ziv Mandel
Title: CFO                 M.D.


JOHN BRYCE TRAINING LTD.

By:    /s/ Eytan Mucznik   /s/ Ziv Mandel
Name:  Eytan Mucznik       Ziv Mandel
Title: CFO                 M.D.


WINFORD MANAGEMENT LIMITED

By:    /s/ Eytan Mucznik   /s/ Ziv Mandel
Name:  Eytan Mucznik       Ziv Mandel
Title: CFO                 M.D.


GILAT COMMUNICATIONS LTD

By:    /s/ Noam Fink
Name:  Noam Fink
Title: